Exhibit 5.2

APPOINTMENT OF PROXY

          The undersigned, as a shareholder of RES-CARE, INC., a Kentucky corporation (the "Corporation"), appoints Robert M. Le Blanc, Vice President of ONEX PARTNERS GP, INC., an affiliate of ONEX PARTNERS LP, a Delaware limited partnership ("ONEX") as my attorney-in-fact, agent and proxy, with the full power of substitution and revocation, to attend any and all meetings, annual or special, of the shareholders of the Corporation, and to vote and otherwise act in accordance with his judgment or provide his consent with respect to all shares of common stock of the Corporation which the undersigned is then entitled to vote on all questions, propositions, resolutions or any other matters which may come before any such meeting (or any adjournment thereof) or are the subject of any written consent, which deal specifically with the election, removal or replacement of members of the Company's Board of Directors or any matter affecting the number of directors or composition of the Board, and act in my behalf and in my name as fully as I could act as if I were present at such meeting or meetings.

          This appointment of an proxy is issued in accordance with the terms of a Shareholders Voting Agreement by and between the undersigned and ONEX, dated June 23, 2004 (the "Agreement") and is coupled with an interest. This appointment will terminate in accordance with the termination or expiration of the Agreement.

/s/ Ronald G. Geary
Ronald G. Geary

Dated June 23, 2004

Witness:

/s/ Mary D. Peters

/s/ Alan K. MacDonald